EXHIBIT 99.2

TROPICAL CONTACT:          Michael Kagan                      SYMBOL:  TSIC
                           Executive Vice President &         TRADED:  Nasdaq
                           Chief Financial Officer                     National
                           Tropical Sportswear Int'l Corporation       Market
                           Tel: (813) 249-4900
                           Fax: (813) 249-4904

DUCK HEAD CONTACT:         K. Scott Grassmyer                 SYMBOL:  DHA
                           Senior Vice President &            TRADED:  AMEX
                           Chief Financial Officer
                           Duck Head Apparel Company, Inc.
                           Tel: (770) 867-3111
                           Fax: (770) 307-1800


                              FOR IMMEDIATE RELEASE


TROPICAL SPORTSWEAR AND DUCK HEAD AMEND MERGER AGREEMENT

TAMPA,  FLORIDA,  JULY 26, 2001 - Tropical  Sportswear Int'l Corporation ("TSI";
Nasdaq: TSIC) and Duck Head Apparel Company, Inc. ("Duck Head"; Amex: DHA) today announced that they have amended the previously disclosed Agreement and Plan of Merger dated as of June 26, 2001, pursuant to which TSI has agreed to acquire 100% of the common stock of Duck Head in a tender offer and subsequent merger. As previously reported, TSI's tender offer is subject to TSI's satisfactory completion of its due diligence review of Duck Head. The amendment extends the date by which TSI must complete its due diligence from July 26, 2001 to August 6, 2001. During this period, TSI expects to obtain and analyze additional due diligence information from Duck Head and complete its analysis of information previously provided by Duck Head regarding, among other things, the valuation of certain assets and liabilities, including potential contingent liabilities, of Duck Head.

In addition, the Amendment provides that the initial expiration date of the offer shall remain Midnight on August 8, 2001, unless Duck Head shall have received a proposal by a competing bidder and shall have notified TSI of the competing bid, in which case the offer shall expire on the earlier of (A) five business days after the Board of Directors of Duck Head determines to recommend such competing offer to the Duck Head shareholders or (B) the seventh business day following the notice from Duck Head to TSI regarding the competing bid. The Amendment leaves unchanged provisions of the Merger Agreement setting forth other circumstances under which the expiration date may and, in some cases must, be extended. The Amendment also makes August 2, 2001 the earliest date that the Duck Head Board of Directors can respond to a proposal from a competing bidder, provide confidential information to any competing bidder or change its

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recommendation  to  shareholders  respecting the offer and subsequent  merger in response to an offer from a competing bidder. Subject to satisfactory completion of TSI's due diligence review and additional closing conditions, the transaction is expected to close in TSI's fiscal quarter ending September 29, 2001.

Duck Head produces men's and boy's casual sportswear products, including shirts, shorts and pants, which are marketed under its Duck Head(R) brand to leading apparel retailers and through its chain of 25 outlet retail stores. In addition, Duck Head licenses its Duck Head(R) brand to producers of other apparel and accessory products.

TSI markets and manufactures branded and private brand men's and women's casual and dress sportswear through all major retail distribution channels. Major owned brands include Savane(R), Farah(R), Bay to Bay(R), Flyers(TM), Royal Palm(R), The Original Khaki Co.(R), Banana Joe(R), Two Pepper(R), and Authentic Chino Casuals(R). Licensed brands include Bill Blass(R), John Henry(R), Van Heusen(R) and Victorinox(R), Swiss maker of the Original Swiss Army(TM) Knife. TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses advanced technology to provide retailers with customer, product and market analyses, apparel design, and merchandising consulting and inventory forecasting with a focus on return on investment.

Duck Head Apparel Company, Inc., which was spun-off as a separate public reporting company on June 30, 2000 by Delta Woodside Industries, Inc., is headquartered in Winder, Georgia, and manufactures and sells men's and boys' apparel under the Duck Head(R) brand. Duck Head, which employs about 500 people, operates a distribution center in Winder, Georgia, a garment assembly plant in Costa Rica and 25 retail outlet stores primarily in the southeastern United States.

TSI and Duck Head caution that any forward-looking statements contained in this press release represent current expectations of future events and involve certain risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as a result of factors including, without limitation, conditions and contingencies in connection with the tender offer and merger including, without limitation, the satisfactory completion of TSI's due diligence investigation of Duck Head and its business; difficulties in integrating the operations of Duck Head with TSI; delays or other difficulties in implementing TSI's operating plans for Duck Head after the merger; the inability to achieve projected revenue and earnings in fiscal 2001; the inability to achieve cost savings related to recent reductions in staff; general economic conditions, including recession or other cyclical effects impacting apparel industry customers in the US or abroad; potential changes in demand in the retail market; the continued acceptance of TSI's and Duck Head's existing and new products by their major customers; the financial strength of TSI's and Duck Head's major customers; delays associated with the timing of introduction, shipment and acceptance of the Victorinox(R) apparel line; the ability of TSI to continue to use certain licensed trademarks and tradenames, including Victorinox(R), John Henry(R), Bill Blass(R), and Van Heusen(R); potential changes in price and availability of raw materials and global manufacturing costs and restrictions; increases in costs; and other risk factors listed from time to time in TSI's and Duck Head's reports (including their Annual Reports on Forms 10-K) filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are not protected by the safe harbor provisions set forth in the Private Securities Litigation Reform Act of 1995.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Duck Head. The tender offer has been made pursuant to a

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tender offer statement and related materials,  including the amendment described in this press release.  Investors and security  holders are strongly  advised to
read   both   the   tender    offer    statement,    as    amended,    and   the
solicitation/recommendation statement regarding the tender offer because they contain important information that should be read carefully before any decision is made with respect to the offer. The tender offer statement was filed by TSI and its acquisition subsidiary, HB Acquisition Corp., with the Securities and Exchange Commission, the solicitation/recommendation statement was filed by Duck Head with the Securities and Exchange Commission, an amendment to the tender offer statement will be filed by TSI and HB Acquisition Corp, and an amendment to the solicitation/recommendation statement will be filed by Duck Head. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by TSI and Duck Head at the SEC's website, www.sec.gov or upon request.

SOURCE: Tropical Sportswear Int'l Corporation & Duck Head Apparel Company, Inc.